Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-107306, 333-107307, 333-123701, 333-123704, 333-150985, 333-165749, and 333-176291) of our reports dated March 14, 2012, with respect to the consolidated financial statements and schedule of BioScrip, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of BioScrip, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
March 14, 2012